EXHIBIT 3

Montevideo, April 25th, 2007

Securities and Exchange Commission

100 F Street N.E.

Washington, DC 20549

United States of America

Ladies and Gentlemen:

I have acted as Legal Counsel to the Ministry of Economy and Finance of República Oriental del Uruguay (the “Republic” or “Uruguay”) in connection with Uruguay’s offering pursuant to a registration statement (No. 333-134515) (the “Registration Statement”) filed with the United States Securities and Exchange Commission (the “Commission”) under Schedule B of the United States Securities Act of 1933, as amended (the “Securities Act”), of Ps.12,135,000,000 aggregate principal amount of its 4.25% UI Bonds due 2027 (the “Bonds”). The Bonds are issued under an Indenture dated as of May 29, 2003 (the “Indenture”) among the Republic, Banco Central del Uruguay (“Banco Central”), as financial agent of the Republic, and The Bank of New York, as trustee.

In arriving at the opinions expressed below, I have reviewed the following:

(i)            the Registration Statement, and the related Prospectus dated June 5, 2006, as supplemented by the Prospectus Supplement dated March 29, 2007 relating to the Bonds, each as first filed with the Commission pursuant to Rule 424(b) under the Securities Act;

(ii)            a copy of the executed Indenture;

(iii)           a copy of the Bonds in global form, as executed by the Republic;

(iv)          all relevant provisions of the Constitution of Uruguay and all relevant laws and orders of each of Uruguay and Banco Central, under which the issuance of the Bonds has been authorized, including but not limited to the following (English translations of which have been filed as part of Exhibit 3 to Amendment No. 3 to the Republic’s Annual Report on Form 18-K for the Fiscal Year ended December 31, 2005):

1)	the Constitution of República Oriental del Uruguay, in particular Articles 85(6) and 196,
2)	Law 16.696 dated March 30, 1995, in particular Articles 3(b), 7(c) and 50,
3)	Law 17.296 dated February 21, 2001, in particular Articles 602, 604, 606 and 610 and
4)	Law 17.947 dated January 8, 2006;

(v)           the following decree of the Republic, resolution of Banco Central and resolutions of the Ministry of Economy and Finance under which the issuance of the Bonds has been authorized (English translations of which are attached as exhibits hereto):

1)	Decree N° 115/2007 of the Executive Power of the Republic, dated March 27, 2007,
2)	the Resolution of the Ministry of Economy and Finance dated March 29, 2007;

(vi)          all such other documents, instruments and rules as I have deemed necessary as a basis for the opinion hereinafter expressed.

It is my opinion that under, and with respect to, the present laws of the Republic, the Bonds have been duly authorized, executed and delivered by the Republic and, assuming due authentication thereof pursuant to the Indenture, constitute valid and legally binding obligations of the Republic in accordance with their terms.

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I hereby consent to the filing of this opinion as an exhibit to Amendment No. 10 to the Republic’s Annual Report on Form 18-K for the Fiscal Year ended December 31, 2005. In giving such consent, I do not thereby admit that I am an expert with respect to any part of the Registration Statement, including this exhibit, within the meaning of the term “expert” as used in the Securities Act or the rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/ Enrique Guerra
Dr. Enrique Guerra
Counsel to the Ministry of
Economy and Finance of the
Republic of Uruguay

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